Vantage Drilling Company Announces Commencement of Operations for the Tungsten Explorer and Provides Company Update

HOUSTON, TX--(Marketwire - September 23, 2013) - Vantage Drilling Company ("Vantage") (NYSE MKT: VTG) announced today that the ultra-deepwater drillship, Tungsten Explorer, commenced initial operations in Southeast Asia on the morning of September 20, 2013.

Vantage also announced that the Sapphire Driller has received a Letter of Intent for an eighteen month contract plus options to work in West Africa. This contract will replace the previously announced two-year Letter of Award, as Vantage was unable to satisfactorily resolve significant contract issues with the previous customer. The estimated revenue over the initial eighteen month term of the contract is approximately $100.4 million, including mobilization.

Vantage provided an update for Sigma Drilling Ltd. (Sigma) which is contracted to build the ultra-deepwater drillship, Palladium Explorer, at the STX Offshore & Shipbuilding Co. Ltd. (STX)'s yard in South Korea. As has been widely reported, STX has commenced, with the support of the Korean Development Bank and its other banks, to significantly restructure STX's operations and finances. In connection with these restructuring efforts, STX has currently suspended construction efforts for the Palladium Explorer. Sigma and Vantage are discussing with STX the possible means for execution of the remaining contracted work scope. It is anticipated that an agreeable work plan would result in a delivery in the first or second quarter of 2016. If a new work plan acceptable to Sigma and Vantage is not agreed, it is possible that the contract with STX will be terminated and refund guarantees will be claimed along with other available remedies. Sigma's investment in the Palladium Explorer is covered by a refund guarantee provided by a Korean bank.

Vantage also noted that it is winding down its efforts with respect to construction oversight of the Dalian Developer, which Vantage has been providing at a shipyard in China on behalf of its customer. Vantage plans to provide additionally limited support, as necessary, and is to receive another six months of revenues from the project.

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and three ultra-deepwater drillships, the Platinum Explorer, the Titanium Explorer, and the Tungsten Explorer as well as an additional ultra-deepwater drillship, Cobalt Explorer currently under construction. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.